January 7, 2011

Dear Shareholder:

Thank you for your support of Los Alamos National Bank in 2010. As the new year begins, I wanted to give you an update on the local and national banking environment.  The banking industry experienced unprecedented changes in 2010. Congress passed an extensive financial reform bill that was intended to ensure that the country would not experience another financial debacle like the one that occurred over the last three years. Unfortunately, the new legislation does not adequately address the problems of “too big to fail”, international inconsistency in regulatory oversight, the problems with Fannie Mae and Freddie Mac or the separation of investment banking from retail banking.

The new legislation, coupled with a generally more aggressive regulatory environment, has resulted in higher capital requirements, a change in the formula for determining an institution's loan loss reserves that will increase the amounts required and new corporate governance rules. These provisions may help long term stability, but requirements to increase capital and loan loss reserves create short term burdens for smaller institutions such as Los Alamos National Bank, because they generally lack the access to the capital markets of the regional, national and international banks. Smaller, local institutions are also limited by the high cost of some investment vehicles and the ability to generate significant interest in issuances that would raise more capital. This is both good and bad. On the down side, it means that increases in capital requirements and loan loss provision must be generated internally. This is generally done through earnings and reducing, or not paying, dividends. On the positive side, when capital is generated internally, current shareholders are not diluted by the issuance of additional stock.

As a response to these pending changes in regulation and regulatory oversight, the Trinity Capital Corporation Board of Directors voted not to pay a dividend for the second half of 2010.  Not paying a dividend this period should help position the Bank to meet new capital and loan loss reserve requirements and, in turn, allow our organization the flexibility to continue serving our communities and shareholders.

During the second half of 2010, the Bank had higher net income than the first six months of 2010 and underperforming assets decreased. With the improving economic climate, we project these trends to continue into 2011. The Board of Directors has always taken the long term approach to planning, and we are confident Trinity Capital Corporation is well positioned to continue to be the leading financial institution in Northern New Mexico.  This goal cannot be achieved without the support of our shareholders. We appreciate the loyalty and understanding of our shareholders through this severe recession and the significant changes in regulation.

If you have questions concerning Los Alamos National Bank or Trinity Capital Corporation please call me at (505) 662-1030 or e-mail me at bill@lanb.com.

Bill Enloe